Exhibit 4

                              REPORTING AGREEMENT
                                      AND
                               POWER OF ATTORNEY

          WHEREAS, the statement or amended statement of Schedule 13D (the "Joint Statement") to which this reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of, among other persons, Christopher M. Jeffries (the "Reporting Person"); and

          WHEREAS, the Reporting Person prefers to grant a power of attorney to facilitate the filing of this Schedule 13D and any other Schedules 13D or 13G, and any amendments thereto, on behalf of the Reporting Person relating to The Sports Club company, Inc. ("SCC");

          NOW THEREFORE, the undersigned hereby agrees as follows:

1. The Reporting Person is responsible for the timely filing of the Joint Statement and any amendments thereto.

2. The Reporting Person is responsible for the completeness and accuracy of of the information concerning the Reporting Person contained in the Joint Statement.

3. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of the Reporting Person.

4. The undersigned hereby appoints Brian J. Collins, as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder, relating to SCC.

Dated: June 25, 1997.


                                   /s/ Chirstopher M. Jeffries
                                   ---------------------------
                                       CHRISTOPHER M. JEFFRIES